Exhibit 99.1

BRE PROPERTIES REPORTS THIRD QUARTER 2007 RESULTS

October 30, 2007 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended September 30, 2007. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.4 million, or $0.62 per share, during third quarter 2007, as compared with $30.6 million, or $0.58 per share, for the quarter ended September 30, 2006. Third quarter 2007 FFO included a nonrecurring charge of $2.8 million, or $0.05 per share, in connection with the redemption of preferred stock. FFO for third quarter 2006 included Other Expenses totaling $576,000, or $0.01 per share, for charges associated with the early retirement of debt. Excluding nonroutine items, year-over-year core FFO per share growth was 14%. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the third quarter totaled $51.4 million, or $0.99 per diluted share, as compared with $11.5 million, or $0.22 per diluted share, for the same period 2006. Earnings in third quarter 2007 included gains on the sale of assets, which totaled $39.2 million, or $0.76 per share.

Total revenues from continuing operations for the quarter were $87.8 million, as compared with $81.6 million a year ago, representing growth of 8%. Adjusted EBITDA for the quarter totaled $59.7 million, as compared with $56.2 million in third quarter 2006. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Nine-Month Period Ended September 30, 2007

For the year-to-date period, FFO totaled $100.2 million, or $1.90 per share, as compared with $109.1 million, or $2.05 per share, for the nine-month period in 2006. FFO for the year-to-date period in 2007 included nonroutine income of $1.9 million, or $0.04 per share, in proceeds from a legal settlement, and the previously noted nonrecurring charge of $2.8 million, or $0.05 per share. FFO for the same period in 2006 included income of $23.0 million, or $0.43 per share, from a legal settlement and gains on sales of excess land; and Other Expenses of $576,000, or $0.01 per share, for the early retirement of debt noted above, and $561,000, or $0.01 per share, for litigation costs. Excluding all nonroutine income items, core FFO per share growth was 17% year-over-year.

Net income available to common shareholders for the nine-month period totaled $78.5 million, or $1.51 per diluted share, as compared with $89.5 million, or $1.71 per diluted share, for the same period 2006. The 2007 year-to-date results included the gains from property sales noted above. In addition to the nonroutine income items noted above, year-to-date 2006 earnings included gains on the sale of assets, which totaled $38.3 million, or $0.73 per share.

For the first nine months of 2007, total revenues from continuing operations were $256.3 million, as compared with $236.9 million for the same period 2006, representing growth of 8%. Adjusted EBITDA for the nine-month period totaled $174.8 million, as compared with $162.2 million for the same period in 2006.

BRE’s positive year-over-year earnings and FFO results were driven primarily by same-store property-level operating results, and income from acquisitions and newly developed properties. Same-store NOI growth was 5.9% and 7.7% for the quarter and year-to-date periods, respectively, as compared with the same periods in 2006. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) For the third quarter and nine-month period, same-store NOI increased $3.0 million and $11.5 million, respectively, relative to the same periods in the prior year. Communities acquired and newly developed generated $1.3 million and $4.8 million in additional NOI during the quarter and the nine-month period, respectively, as compared with third quarter 2006.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 22,041 apartment units owned directly by BRE, same-store units totaled 19,481 for the quarter.

On a year-over-year basis, same-store NOI growth was driven by revenue growth of 4.5% for the quarter. Average same-store market rent for the third quarter 2007 increased 5.2% to $1,453 per unit, from $1,380 per unit in third quarter 2006. Same-store physical occupancy levels averaged 94.5% during the third quarter 2007, consistent with the same period in 2006. Physical occupancy at the end of the third quarter was 94.6%. Rent concessions in the same-store portfolio totaled $310,000, or 1.7 days rent, for third quarter 2007, as compared with $370,000, or 1.9 days rent, for the same period in 2006. Property-level operating expense increased 1.4% from third quarter 2006 levels. On a sequential basis, same-store NOI increased 1.0% from second quarter 2007 levels. Revenue increased 1.7% and expenses increased 3.2% from the previous quarter.

Community Development and Construction

At the end of the third quarter, BRE had two properties in Southern California (Renaissance at Uptown Orange, in Orange, and The Stuart at Sierra Madre Villa, in Pasadena) and one in Northern California (Avenue 64, in Emeryville) in lease-up. When completed, Renaissance at Uptown Orange will have 460 units, of which 297 have been delivered, and 170 are leased and occupied. The Stuart will have 188 units, of which 68 have been delivered, and 32 are leased and occupied. Avenue 64 will have 224 units, of which 79 have been delivered, and 67 are leased and occupied.

BRE currently has seven communities under construction, with a total of 1,969 units, an aggregate projected investment of $611.1 million and an estimated balance to complete totaling $215.5 million.

Joint Venture Investments

During the third quarter, BRE acquired two apartment communities in Colorado (Bluffs at Highlands Ranch, in Highlands Ranch, and Fairways at Raccoon Creek, in Littleton) through a joint venture with JPMorgan Asset Management. The purchase price of the Bluffs, 340 units, was $48 million; and the Fairways, 360 units, was $50 million. BRE acquired a 15% interest ($14.7 million) in the assets, and will provide property management services.

BRE also sold and contributed a 432-unit property to the same joint venture partner in the third quarter: Arcadia Cove, in Phoenix, Arizona, with a total value of approximately $52 million. The company retained a 15% interest in the property, and will provide property management services. In connection with this transaction, the company recorded a net gain on sale of approximately $26.5 million, which was recognized during third quarter 2007.

Dispositions

In the third quarter, BRE sold Hazel Ranch, a 208-unit property in Sacramento, California, for a total of approximately $23.8 million, and recorded and recognized a net gain on sale of approximately $12.7 million. At September 30, the company had classified as held for sale three operating properties and two excess land parcels, with a total net book value of $49 million. The three operating properties are located in: Sacramento (one) and Seattle (two), totaling 513 units, with a total net book value of $28 million. The two excess land parcels are in Northern California and Seattle, with a book value of $21 million.

Capital Markets

During the quarter, the company amended and restated its unsecured revolving credit facility, increasing borrowing capacity to $750 million from $600 million with a group of 18 lenders, and extended the maturity date of the facility from January 2010 to September 2012.

Based on the company’s current debt ratings, the revolving credit facility is priced at LIBOR plus 47.5 basis points. Funds from the revolving credit facility will be used for acquisition and development activities as well as for general corporate purposes.

On September 14, 2007, the company redeemed all 3 million shares of its 8.08% Series B Cumulative Redeemable Preferred Stock at a redemption price of $25.42644 per share. The redemption price was equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends to the redemption date.

Subsequent Events

Recently, the company’s operations in San Diego and Los Angeles were impacted by wildfires. No residents or company employees were injured, and no significant property damage was sustained. In San Diego, two properties were subject to mandatory evacuation and several other properties were placed on standby evacuation alerts. In Los Angeles, one property was placed on standby evacuation alert. At this time, all evacuations and standby alerts have been lifted. The company is in the process of assessing the level of cleanup that will be required to resume normal operations at each community.

Earnings Outlook

The company adjusted earnings guidance for full year 2007, tightening the FFO per share estimate to a range of $2.59 to $2.63, from the previous estimate of $2.59 to $2.66. The adjustment reflects weaker operating conditions in Southern California, specifically Orange County and the Inland Empire (Riverside and San Bernardino Counties); estimated cleanup costs associated with the recent wildfires in San Diego; and nonroutine income and expense items recognized to date.

EPS guidance was revised upward to a range of $1.85 to $1.89, from the previous range of $1.60 to $1.67, reflecting the recognition of gains associated with property sales transacted to date. EPS estimates do not include any forecasted gains or losses associated with additional property sales.

The company expects to issue earnings guidance for 2008 on or about December 20, 2007.

Q3 2007 Analyst Conference Call

The company will hold a conference call on Wednesday, October 31, at 11:30 a.m. Eastern (8:30 a.m. Pacific) to review these results. The dial-in number to participate in the U.S. and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 2204573. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 2204573. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q4 2007 Earnings Dates

The company will report fourth quarter 2007 earnings after close of market on Tuesday, February 5, 2008, followed by a conference call on Wednesday, February 6, 2008, at 11:30 a.m. Eastern (8:30 a.m. Pacific).

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 79 apartment communities totaling 22,041 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2007

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2007	September 30, 2006
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,776,532	$2,680,948
Construction in progress	307,534	215,650
Less: accumulated depreciation	(438,979)	(383,870)

	2,645,087	2,512,728

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	63,336	38,617
Real estate held for sale, net	49,024	—
Land under development	121,095	47,333

Total real estate portfolio	2,878,542	2,598,678
Cash	2,695	13,649
Other assets	68,195	62,345

TOTAL ASSETS	2,949,432	2,674,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	1,540,000	$1,290,000
Unsecured line of credit	212,000	—
Secured line of credit	—	75,000
Mortgage loans	174,779	202,344
Accounts payable and accrued expenses	78,364	61,681

Total liabilities	2,005,143	1,629,025

Minority interests	30,981	60,044

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 and 10,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2007 and September 30, 2006, respectively.	70	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,765,074 and 50,282,869 at September 30, 2007 and 2006, respectively.	508	503
Additional paid-in capital	912,730	985,000

Total shareholders’ equity	913,308	985,603

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,949,432	2,674,672

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Nine Months Ended September 30, 2007 and 2006

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 09/30/2007	Quarter ended 9/30/2006	Nine months ended 09/30/2007	Nine months ended 9/30/2006
REVENUE
Rental income	$84,018	$77,645	$245,387	$226,186
Ancillary income	3,739	3,944	10,896	10,704

Total revenue	87,757	81,589	256,283	236,890
EXPENSES
Real estate expenses	$26,875	$25,422	$77,445	$74,545
Depreciation	19,443	17,810	57,755	54,248
Interest expense	20,480	20,372	61,069	60,842
General and administrative	3,973	3,972	13,525	13,157
Other expenses	—	576	—	1,137

Total expenses	70,771	68,152	209,794	203,929
Other income	840	1,751	5,031	26,049

Income before minority interests, partnership income and discontinued operations	17,826	15,188	51,520	59,010
Minority interests	(570)	(897)	(1,719)	(2,702)
Partnership income	529	432	1,481	741

Income from continuing operations	17,785	14,723	51,282	57,049
Discontinued operations:
Discontinued operations, net (1)	1,391	1,240	3,891	7,552
Net gain on sales	39,249	—	39,249	38,302

Total discontinued operations	40,640	1,240	43,140	45,854
NET INCOME	$58,425	$15,963	$94,422	$102,903
Redemption related preferred stock issuance cost	2,768	—	2,768	—
Dividends attributable to preferred stock	4,232	4,468	13,169	13,404

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$51,425	$11,495	$78,485	$89,499

Net income per common share - basic	$1.01	$0.23	$1.55	$1.75

Net income per common share - assuming dilution	$0.99	$0.22	$1.51	$1.71

Weighted average shares outstanding - basic	50,745	50,875	50,685	51,065

Weighted average shares outstanding - assuming dilution	51,760	52,090	51,810	52,285

(1)    Details of net earnings from discontinued operations. For 2007 includes three operating properties held for sale as of September 30, 2007, one property contributed to joint venture in July of 2007 and one property sold in September of 2007. YTD September 30, 2006 includes seven properties held for sale and contributed to a joint venture in April 2006.

	Quarter ended 09/30/2007	Quarter ended 9/30/2006	Nine months ended 09/30/2007	Nine months ended 9/30/2006
Rental and ancillary income	$2,169	$2,896	$7,945	$15,164
Real estate expenses	(778)	(1,113)	(3,113)	(6,000)
Depreciation	—	(543)	(941)	(1,612)

Income from discontinued operations, net	$1,391	$1,240	$3,891	$7,552

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 09/30/07	Quarter Ended 09/30/06	Nine Months Ended 09/30/07	Nine Months Ended 09/30/06
Net income available to common shareholders	$51,425	$11,495	$78,485	$89,499
Depreciation from continuing operations	19,443	17,810	57,755	54,248
Depreciation from discontinued operations	—	543	941	1,612
Minority interests	570	897	1,719	2,702
Depreciation from unconsolidated entities	350	244	876	582
Net gain on investments	(39,249)	—	(39,249)	(38,302)
Less: Minority interests not convertible to common	(106)	(406)	(316)	(1,217)

Funds from operations	$32,433	$30,583	$100,211	$109,124

Diluted shares outstanding - EPS	51,760	52,090	51,810	52,285
Net income per common share - diluted	$0.99	$0.23	$1.51	$1.71

Diluted shares outstanding - FFO	52,615	53,050	52,690	53,260
FFO per common share - diluted	$0.62	$0.58	$1.90	$2.05

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 09/30/07	Quarter ended 9/30/06	Nine Months Ended 09/30/07	Nine Months Ended 09/30/06
Net income available to common shareholders	$51,425	$11,495	$78,485	$89,499
Interest	20,480	20,372	61,069	60,842
Depreciation	19,443	18,353	58,696	55,860

EBITDA	91,348	50,220	198,250	206,201
Minority interests	570	897	1,719	2,702
Net gain on sales	(39,249)	—	(39,249)	(38,302)
Gain on sales of land	—	—	—	(3,485)
Dividends on preferred stock	4,232	4,468	13,169	13,404
Other expenses	—	576	—	1,137
Redemption related preferred stock issuance cost	2,768	—	2,768	—
Redhawk Settlement	—	—	—	(19,500)
Galleria Settlement	—	—	(1,900)	—

Adjusted EBITDA	$59,669	$56,161	$174,757	$162,157

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 09/30/07	Quarter ended 9/30/06	Nine Months Ended 09/30/07	Nine Months Ended 09/30/06
Net income available to common shareholders	$51,425	$11,495	$78,485	$89,499
Interest	20,480	20,372	61,069	60,842
Depreciation	19,443	18,353	58,696	55,860
Minority interests	570	897	1,719	2,702
Net gain on sales	(39,249)	—	(39,249)	(38,302)
Dividends on preferred stock	4,232	4,468	13,169	13,404
General and administrative expense	3,973	3,972	13,525	13,157
Other expenses	—	576	—	1,137
Redemption related preferred stock issuance cost	2,768	—	2,768	—

NOI	$63,642	$60,133	$190,182	$198,299

Less Non Same-Store NOI	8,753	8,282	29,895	49,466

Same-Store NOI	$54,889	$51,851	$160,287	$148,833